Exhibit 4.3

THIS WARRANT, AND THE SECURITIES ISSUABLE UPON THE EXERCISE OF THIS WARRANT, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL (WHICH MAY BE COMPANY COUNSEL) REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR ANY APPLICABLE STATE SECURITIES LAWS.

AMENDED AND RESTATED WARRANT AGREEMENT

To Purchase Shares of

Stealth BioTherapeutics Corp

Originally Dated as of June 30, 2017 (the “Effective Date”)

Amended and Restated as of June 7, 2018

WHEREAS, Stealth BioTherapeutics Corp, a company incorporated under the laws of the Cayman Islands, entered into a Loan and Security Agreement, dated June 30, 2017 (the “Loan Agreement”) with Hercules Capital, Inc., a Maryland corporation, in its capacity as administrative agent, Hercules Capital, Inc. (the “Warrantholder”), and the other lender parties thereto; and

WHEREAS, the Company (as defined below) originally granted to the Warrantholder, in consideration for, among other things, the financial accommodations provided for in the Loan Agreement, the right to purchase Warrant Shares (as defined below) pursuant to the original Warrant Agreement dated June 30, 2017 (the “Original Agreement”).

WHEREAS, the Company has requested, and the Warrantholder has agreed, to, amend and restate the Original Agreement effective as of June 7, 2018 (such amended and restated agreement, the “Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Company and the Warrantholder agree as follows:

SECTION 1.    GRANT OF THE RIGHT TO PURCHASE SHARES.

For value received, the Company hereby grants to the Warrantholder, and the Warrantholder is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase, from the Company, an aggregate number of fully paid and non-assessable Warrant Shares equal to the quotient derived by dividing (a) the Warrant Coverage (as defined below) by (b) the Exercise Price (as defined below). The Exercise Price of such shares is subject to adjustment as provided in Section 8. As used herein, the following terms shall have the following meanings:

“Act” means the Securities Act of 1933, as amended;

“Cash Fee” means a lump-sum cash amount in US dollars (US$) payable by the Company to Warrantholder equal to:

i.	If the Pre-Money Valuation is below US$750.0 million: $350,000;

ii.	If the Pre-Money Valuation is equal to or greater than US$750.0 million but less than US$1.0 billion: US$300,000; or

iii.	If the Pre-Money Valuation is equal to or greater than US$1.0 billion: zero US dollars;

“Charter” means the Company’s Amended and Restated Memorandum and Articles of Association, as may be amended from time to time;

“Company” means Stealth BioTherapeutics Corp, an exempted company incorporated under the laws of the Cayman Islands, and any successor or surviving entity that assumes the obligations of the Company under this Agreement pursuant to Section 8(a);

“Equity Round” means any offering of equity securities by the Company, after the Effective Date, in a transaction or series of related transactions principally for equity financing purposes in which cash is received by the Company and/or debt of the Company is cancelled or converted in exchange for equity securities of the Company, including, at the Warrant Holder’s election, any Initial Public Offering of the Company or of any direct or indirect parent entity of the Company; provided that an Equity Round shall not include additional closings of the Company’s Series A Preferred (as defined below) round of financing (including the issuance of shares of Series A Preferred upon the conversion of convertible promissory notes made by the Company in favor of existing shareholders of the Company).

“Exercise Price” means (a) in the case of Warrant Shares that are Series A Preferred, the price per share of Series A Preferred Shares, $0.76923 per share, or (b) in the case of Warrant Shares that are Next Round Shares (as defined below), the price per share of Next Round Shares paid by investors (before deduction of any underwriters’ discounts and commissions) in the Next Round, in either case subject to adjustment pursuant to Section 8;

“Initial Public Offering” means (i) the initial underwritten public offering of the Company’s Ordinary Shares (or the ordinary shares or other securities of any direct or indirect parent entity of the Company) pursuant to a registration statement under the Act, which public offering has been declared effective by the Securities and Exchange Commission (“SEC”) (the “US IPO”); or (ii) the initial public offering and listing of the Company’s Ordinary Shares (or the ordinary shares or other securities of any direct or indirect parent entity of the Company) on The Stock Exchange of Hong Kong Limited (“HKSE”) (the “Hong Kong IPO”);

“Merger Event” means any sale, lease, license or other transfer of all or substantially all assets of the Company or any merger or consolidation involving the Company in which the Company is not the surviving entity, or in which the outstanding shares of the Company are otherwise converted into or exchanged for shares of preferred stock, other securities or property of another entity, including, without limitation, the currently contemplated reorganization pursuant to which the Company will become a wholly owned subsidiary of a newly formed Delaware corporation to be called Stealth BioTherapeutics Inc. (the “Reorganization”);

“Next Round” means the next Equity Round in which the Company issues and sells Ordinary Shares or Preferred Shares and any options, warrants, rights or other securities that are exercisable, convertible or exchangeable into, or otherwise provide the right to purchase or acquire, such Ordinary Shares or Preferred Shares for aggregate gross proceeds of at least $30,000,000 but excluding the issuance of convertible promissory notes which are convertible into shares of Series A Preferred to existing shareholders of the Company;

“Ordinary Shares” means the Company’s ordinary shares, $0.0001 nominal or par value per share;

“Preferred Shares” means the Company’s preferred shares, $0.0001 nominal or par value per share;

“Pre-Money Valuation” means (i) the public offering price in the Hong Kong IPO multiplied by (ii) the aggregate number of Ordinary Shares outstanding determined on a fully diluted, as converted basis, as of immediately prior to the issuance of Ordinary Shares in the Hong Kong IPO;

“Purchase Price” means, with respect to any exercise of this Agreement, an amount equal to the Exercise Price as of the relevant time multiplied by the number of Warrant Shares requested to be exercised under this Agreement pursuant to such exercise;“Warrant Coverage” means $500,000 plus, in the event all or part of the Tranche 4 Advance is funded pursuant to the Loan Agreement, 2.50% of such amount funded; and

“Warrant Shares” means, at the election of the Warrantholder, (a) the Series A Preferred Shares, $0.0001 nominal or par value per share, of the Company (the “Series A Preferred”) or (b) in connection with the consummation of the Next Round, the Ordinary Shares, or class and series of any Preferred Shares of the Company, and any options, warrants, rights or other securities that are exercisable, convertible or exchangeable into, or otherwise provide the right to purchase or acquire, such Ordinary Shares or Preferred Shares issued in the Next Round (including, at the Warrantholder’s election, in the case of an Initial Public Offering of any direct or indirect parent entity of the Company, the ordinary shares or other securities of such direct or indirect parent entity of the Company) (such equity securities, the “Next Round Shares”), and, to the extent provided in Sections 8(a) and (b), any other shares into or for which such Warrant Shares may be converted or exchanged.

SECTION 2.    TERM OF THE AGREEMENT.

Except as otherwise provided for herein, the term of this Agreement and the right to purchase Warrant Shares as granted herein (the “Warrant”) shall commence on the Effective Date and shall be exercisable for a period ending upon the date that is ten (10) years from the Effective Date; provided, however, that this Warrant shall automatically terminate, without any action on the part of the Warrantholder, as of immediately following (and contingent upon) the consummation of a Hong Kong IPO. Immediately prior to (and contingent upon) any such termination of this Warrant in connection with a Hong Kong IPO, (i) this Warrant shall be deemed to be exercised in full pursuant to the Net Issuance method set forth in Section 3 as of immediately prior to the closing of such Hong Kong IPO (provided, that, for the avoidance of doubt, if the Net Issuance method would result in the issuance of zero Warrant Shares, then such Warrant shall be terminated without the issuance of any Warrant Shares) and (ii) within five (5) business days of the consummation of a Hong Kong IPO, the Company shall pay Warrantholder the Cash Fee.

SECTION 3.    EXERCISE OF THE PURCHASE RIGHTS.

(a)    Exercise. The purchase rights set forth in this Agreement are exercisable by the Warrantholder, in whole or in part, at any time, or from time to time, prior to the expiration of the term set forth in Section 2, by tendering to the Company at its principal office a notice of exercise in substantially the form attached hereto as Exhibit I (the “Notice of Exercise”), duly completed and executed. Promptly upon receipt of the Notice of Exercise and the payment of the Purchase Price in accordance with the terms set forth below, and in no event later than ten (10) days thereafter (provided, that, in the event the Warrant Shares are traded on a U.S. securities exchange, no later than two (2) trading days thereafter), the Company shall issue or cause to be issued to the Warrantholder a certificate for the number of Warrant Shares purchased and shall execute the acknowledgment of exercise in the form attached hereto as Exhibit II (the “Acknowledgment of Exercise”) indicating the number of shares which remain subject to future purchases, if any. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which the Notice of Exercise and payment of the Purchase Price shall have been delivered to the Company as provided in this Section 3.

The Purchase Price may be paid at the Warrantholder’s election either (i) by cash or check or (ii) by surrender of all or a portion of the Warrant for Warrant Shares to be exercised under this Agreement and, if applicable, an amended Agreement representing the remaining number of shares purchasable hereunder, as determined below (“Net Issuance”); provided, however, that Warrantholder shall not exercise by cash, and may only exercise by Net Issuance, during the period beginning 28 days prior to the submission of a listing application to HKSE relating to a Hong Kong IPO through the earlier of the consummation or abandonment of such Hong Kong IPO. If the Warrantholder elects the Net Issuance method, the Company will issue Warrant Shares in accordance with the following formula:

X = Y(A-B)

A

Where:                 X =     the number of Warrant Shares to be issued to the Warrantholder.

                              Y =     the number of Warrant Shares requested to be exercised under this Agreement.

                              A =     the fair market value of one (1) Warrant Share at the time of issuance of such Warrant Shares.

                              B =     the Exercise Price.

For purposes of the above calculation, fair market value of Warrant Shares shall mean with respect to each Warrant Share:

(i)    if the exercise is in connection with an Initial Public Offering, and if the registration statement relating to such Initial Public Offering has been declared effective by the SEC (for US IPO) or if the prospectus relating to such Initial Public Offering has been registered with the Hong Kong Companies Registry (for Hong Kong IPO), then the fair market value per share shall be (1) in the event the Warrant Shares are Preferred Shares, the product of (A) the initial “Price to Public” of the Ordinary Shares specified in the final prospectus with respect to the offering and (B) the number of Ordinary Shares into which each Preferred Share is convertible at the time of such exercise, and (2) in the event the Warrant Shares are Ordinary Shares, the initial price to public of the Ordinary Shares specified in the final prospectus in the case of a US IPO or in the results announcement in the case of a Hong Kong IPO with respect to the offering;

(ii)    if the exercise is after, and not in connection with an Initial Public Offering, and:

(A)    if the Ordinary Shares are traded on a securities exchange, the fair market value shall be deemed to be the prior day closing price before the day the current fair market value of the securities is being determined; or

(B)    if the Ordinary Shares are traded over-the-counter, the fair market value shall be deemed to be the prior day closing bid and asked price quoted in the over-the-counter market before the day the current fair market value of the securities is being determined; and

(iii)    if at any time the Warrant Shares are not listed on any securities exchange or traded over-the-counter, the fair market value of Warrant Shares shall be the highest price per share which the Company could obtain from a willing buyer (not a current employee or director) for Warrant Shares sold by the Company, from authorized but unissued shares, as determined in good faith by its Board of Directors, unless the Company shall become subject to a Merger Event, in which case the fair market value of Warrant Shares shall be deemed to be the per share value received by the holders of Warrant Shares pursuant to such Merger Event.

In the event the exercise is in connection with Initial Public Offering of ordinary shares or other securities of any direct or indirect parent entity of the Company, appropriate adjustment shall be made in the application of the foregoing provisions of this Section 3(a) to ensure that such provisions shall be applicable to the purchase rights under this Agreement in relation to the securities offered in such Initial Public Offering. Upon partial exercise by either cash or Net Issuance, the Company shall promptly issue an amended Agreement representing the remaining number of shares purchasable hereunder. All other terms and conditions of such amended Agreement shall be identical to those contained herein, including, but not limited to the Effective Date hereof.

(b)    Exercise Prior to Expiration. To the extent this Agreement is not previously exercised as to all Warrant Shares subject hereto, and if the fair market value of one Warrant Share is greater than the Exercise Price then in effect, this Agreement shall be deemed automatically exercised pursuant to Section 3(a) (even if not surrendered) immediately before its expiration. For purposes of such automatic exercise, the fair market value of one Warrant Share upon such expiration shall be determined pursuant to Section 3(a). To the extent this Agreement or any portion thereof is deemed automatically exercised pursuant to this Section 3(b), the Company agrees to promptly notify the Warrantholder of the number of Warrant Shares, if any, the Warrantholder is to receive by reason of such automatic exercise.

SECTION 4.    RESERVATION OF SHARES.

During the term of this Agreement, the Company will at all times have authorized and reserved a sufficient number of Warrant Shares to provide for the exercise of the rights to purchase Warrant Shares as provided for herein, and shall have authorized and reserved a sufficient number of Ordinary Shares to provide for the conversion of any Preferred Shares issuable hereunder.

SECTION 5.    NO FRACTIONAL SHARES OR SCRIP.

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the then fair market value of one Warrant Share.

SECTION 6.    NO RIGHTS AS SHAREHOLDER.

This Agreement does not entitle the Warrantholder to any voting rights or other rights as a shareholder of the Company prior to the exercise of this Warrant.

SECTION 7.    WARRANTHOLDER REGISTRY.

The Company shall maintain a registry showing the name and address of the registered holder of this Agreement. The Warrantholder’s initial address, for purposes of such registry, is set forth below the Warrantholder’s signature on this Agreement. The Warrantholder may change such address by giving written notice of such changed address to the Company.

SECTION 8.    ADJUSTMENT RIGHTS.

The Exercise Price and the number of Warrant Shares purchasable hereunder are subject to adjustment, as follows:

(a)    Merger Event. If at any time there shall be a Merger Event, then, as a part of such Merger Event, lawful provision shall be made so that the Warrantholder shall thereafter be entitled to receive, upon exercise of this Agreement, the number of shares of common stock, preferred stock or other securities or property (collectively, “Reference Property”) that the Warrantholder would have received in connection with such Merger Event if the Warrantholder had exercised this Agreement immediately prior to the Merger Event. In any such case, appropriate adjustment (as determined in good faith by the Company’s Board of Directors and reasonably acceptable to the Warrantholder) shall be made in the application of the provisions of this Agreement with respect to the rights and interests of the Warrantholder after the Merger Event to the end that the provisions of this Agreement (including adjustments of the Exercise Price, the ability of the Warrantholder to elect the class and series of Warrant Shares as set forth in the definition thereof and adjustments to ensure that the provisions of this Section 8 shall thereafter be applicable, as nearly as possible, to the purchase rights under this Agreement in relation to any Reference Property thereafter acquirable upon exercise of such purchase rights) shall continue to be applicable in their entirety, and to the greatest extent possible. Without limiting the foregoing, in connection with any Merger Event, upon the closing thereof, the successor or surviving entity shall assume the obligations of this Agreement; provided that the foregoing assumption requirement shall not apply with respect to a Merger Event (other than the Reorganization or similar internal reorganization) if (i) the consideration to be paid for or in respect of the outstanding Warrant Shares in such Merger Event consists solely of cash and/or readily marketable securities, and (ii) the value of such consideration (as determined at closing in accordance with the definitive executed transaction documents) to be paid for or in respect of each outstanding Warrant Share is at least three (3) times the Exercise Price in effect as of immediately prior to the closing of such Merger Event. In connection with a Merger Event and upon the Warrantholder’s written election to the Company, the Company shall cause this Agreement to be exchanged for the consideration that the Warrantholder would have received if the Warrantholder had chosen to exercise its right to have shares issued pursuant to the Net Issuance provisions of this Agreement without actually exercising such right, acquiring such shares and exchanging such shares for such consideration. The provisions of this Section 8(a) shall similarly apply to successive Merger Events.

(b)    Reclassification of Shares. Except for Merger Events subject to Section 8(a), and subject to Section 8(f), if the Company at any time shall, by combination, reclassification, exchange or subdivision of securities or otherwise, change any of the securities as to which purchase rights under this Agreement exist into the same or a different number of securities of any other class or classes, this Agreement shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Agreement immediately prior to such combination, reclassification, exchange, subdivision or other change; provided to the extent the Warrantholder has the right to elect to receive upon exercise either Series A Preferred Shares or Next Round Shares, the adjustment under this clause (b) shall apply solely to the class and series of securities that has been so combined, reclassified, exchanged or subdivided and shall not impair the Warrantholder’s right to elect to exercise the purchase rights for any other class or series of Warrant Shares. The provisions of this
Section 8(b) shall similarly apply to successive combination, reclassification, exchange, subdivision or other change.

(c)    Subdivision or Combination of Shares. If the Company at any time shall combine or subdivide its Warrant Shares, (i) in the case of a subdivision, the Exercise Price shall be proportionately decreased and the number of Warrant Shares issuable hereunder shall be proportionately increased, or (ii) in the case of a combination, the Exercise Price shall be proportionately increased and the number of Warrant Shares issuable hereunder shall be proportionately decreased.

(d)    Dividends. If the Company at any time while this Agreement is outstanding and unexpired shall:

(i)    pay a dividend with respect to the Warrant Shares payable in Warrant Shares, then the Exercise Price shall be adjusted, from and after the date of determination of shareholders entitled to receive such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of Warrant Shares outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of Warrant Shares outstanding immediately after such dividend or distribution; or

(ii)    make any other distribution with respect to Warrant Shares (or shares into which the Warrant Shares are convertible), except any distribution specifically provided for in any other clause of this Section 8, then, in each such case, provision shall be made by the Company such that the Warrantholder shall receive upon exercise or conversion of this Warrant a proportionate share of any such distribution as though it were the holder of the Warrant Shares (or other shares for which the Warrant Shares are convertible) as of the record date fixed for the determination of the shareholders of the Company entitled to receive such distribution.

(e)    Antidilution Rights. Additional antidilution rights applicable to the Warrant Shares purchasable hereunder are as set forth in the Charter and shall be applicable with respect to the Warrant Shares issuable hereunder. The Company shall promptly provide the Warrantholder with any restatement, amendment, modification or waiver of the Charter; provided, that no such amendment, modification or waiver shall impair or reduce the antidilution rights applicable to the Warrant Shares as of the Effective Date unless such amendment, modification or waiver affects the rights of the Warrantholder with respect to the Warrant Shares in the same manner as it affects all other holders of Warrant Shares. The Company shall provide the Warrantholder with prior written notice of any issuance of its share capital or other equity security to occur after the Effective Date of this Agreement (but excluding any issuances that are “Excluded Securities” as defined in the Charter), which notice shall include (i) the price at which such share capital or security are to be sold, (ii) the number of shares to be issued and (iii) such other information as necessary for the Warrantholder to determine if a dilutive event has occurred. For the avoidance of doubt, there shall be no duplicate anti-dilution adjustment pursuant to this subsection (e), the forgoing subsection (d) and the Charter.

(f)    Notice of Adjustments. If: (i) the Company shall declare any dividend or distribution upon its share capital, whether in shares, cash, property or other securities; (ii) there shall be any Merger Event; (iii) there shall be an Initial Public Offering; or (iv) there shall be any voluntary dissolution, liquidation or winding up of the Company; then, in connection with each such event, the Company shall send to the Warrantholder: (A) at least twenty (20) days’ prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution, subscription rights (specifying the date on which the holders of Warrant Shares shall be entitled thereto) or for determining rights to vote in respect of such Merger Event, dissolution, liquidation or winding up; (B) in the case of any such Merger Event, dissolution, liquidation or winding up, at least twenty (20) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Warrant Shares shall be entitled to exchange their Warrant Shares for securities or other property deliverable upon such Merger Event, dissolution, liquidation or winding up); and (C) in the case of an Initial Public Offering, the Company shall give the Warrantholder at least ten (10) days’ written notice prior to the effective date thereof.

Each such written notice shall set forth, in reasonable detail, (x) the event requiring the notice, and (y) if any adjustment is required to be made, (A) the amount of such adjustment, (B) the method by which such adjustment was calculated, (C) the adjusted Exercise Price (if the Exercise Price has been adjusted) and (D) the number of shares subject to purchase hereunder after giving effect to such adjustment, and shall be given in accordance with Section 12(g) below.

(g)    Timely Notice. Failure to timely provide such notice required by subsection (f) above shall entitle the Warrantholder to retain the benefit of the applicable notice period notwithstanding anything to the contrary contained in any insufficient notice received by the Warrantholder. For purposes of this subsection (g), the notice period shall begin on the date the Warrantholder receives a written notice in accordance with Section 12(g) containing all the information required to be provided in such subsection (f).

SECTION 9.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

(a)    Reservation of Warrant Shares. The Warrant Shares issuable upon exercise of the Warrantholder’s rights have been or, in the case of Warrant Shares issuable in the Next Round, will be duly and validly reserved and, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable, and will be free of any taxes, liens, charges or encumbrances of any nature whatsoever; provided, that the Warrant Shares issuable pursuant to this Agreement may be subject to restrictions on transfer under applicable securities laws. The Company has made available to the Warrantholder true, correct and complete copies of its Charter and current bylaws or similar organizational documents. The issuance of certificates for Warrant Shares upon exercise of this Agreement shall be made without charge to the Warrantholder for any issuance tax in respect thereof, or other cost incurred by the Company in connection with such exercise and the related issuance of Warrant Shares; provided, that the Company shall not be required to pay any tax which may be payable in respect of any transfer and the issuance and delivery of any certificate in a name other than that of the Warrantholder.

(b)    Due Authority. The execution and delivery by the Company of this Agreement and the performance of all obligations of the Company hereunder, including the issuance to the Warrantholder of the right to acquire the Warrant Shares and, if applicable, the Ordinary Shares into which they may be converted, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement: (i) does not violate the Company’s Charter or current bylaws or similar organizational documents; (ii) does not contravene any law or governmental rule, regulation or order applicable to it; and (iii) does not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument to which it is a party or by which it is bound. This Agreement constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

(c)    Consents and Approvals. No consent or approval of, giving of notice to, registration with or taking of any other action in respect of any state, federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Agreement, except for any filing required by applicable securities laws, which filings will be effective by the time required thereby.

(d)    Issued Securities. All issued and outstanding Ordinary Shares, Preferred Shares or any other securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All outstanding Ordinary Shares, Preferred Shares and any other securities were issued in full compliance with all applicable securities laws. In addition, as of the date immediately preceding the date of the Original Agreement:

(i)    The authorized capital of the Company consisted of (A) 610,000,000 Ordinary Shares, of which 205,410,426 shares were issued and outstanding, and (B) 320,000,000 Series A Preferred, of which 274,801,194 shares were issued and outstanding and convertible into 274,801,194 Ordinary Shares.

(ii)    The Company had reserved 76,632,161 Ordinary Shares for issuance under its equity incentive plan(s), under which 44,454,544 options were outstanding and 695,967 Ordinary Shares for issuance upon exercise of a warrant issued January 19, 2017. Except for the foregoing, and convertible promissory notes in the aggregate principal amount of $30,000,000, there were no other options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of the Company’s capital shares or other securities of the Company. The Company has no outstanding loans to any employee, officer or director of the Company, and the Company agrees not to enter into any such loan or otherwise guarantee the payment of any loan made to an employee, officer or director by a third party.

(iii)    In accordance with the Company’s Charter, no shareholder of the Company has preemptive rights to purchase new issuances of the Company’s capital shares, which right has not been waived.

(e)    Registration Rights. The Company agrees that the Ordinary Shares issued and, if applicable, issuable upon conversion of the Warrant Shares issued and issuable upon exercise of this Warrant, and, at all times (if any) when the Warrant Shares shall be Ordinary Shares, the Warrant Shares issued and issuable upon exercise of this Warrant, shall have the “Piggyback” and S-3 registration rights pursuant to and as set forth in the Company’s registration rights agreement or similar agreement (the “Registration Rights Agreement”) on a pari passu basis with the holders of outstanding Preferred Shares who are parties thereto. The provisions set forth in the Company’s Registration Rights Agreement or similar agreement relating to such registration rights in effect as of the Effective Date may not be amended, modified or waived without the prior written consent of the Warrantholder unless such amendment, modification or waiver affects the rights associated with the Warrant Shares issued and issuable upon exercise hereof in the same manner as such amendment, modification or waiver affects the rights associated with all outstanding Preferred Shares whose holders are parties thereto.

(f)    Other Commitments to Register Securities. Except as set forth in this Agreement, the Company is not, pursuant to the terms of any other agreement currently in existence, under any obligation to register under the Act any of its presently outstanding securities or any of its securities which may hereafter be issued.

(g)    Exempt Transaction. Subject to the accuracy of the Warrantholder’s representations in Section 10, the issuance of the Warrant Shares upon exercise of this Agreement, and, if applicable, the issuance of the Ordinary Shares upon conversion of the Warrant Shares, will each constitute a transaction exempt from (i) the registration requirements of Section 5 of the Act, in reliance upon Section 4(a)(2) thereof, (ii) the qualification requirements of the applicable state securities laws, and (iii) applicable securities laws of the Cayman Islands.

(h)    Compliance with Rule 144. If the Warrantholder proposes to sell Warrant Shares issuable upon the exercise of this Agreement, or the Ordinary Shares into which such shares are convertible, in compliance with Rule 144 promulgated by the SEC, then, upon the Warrantholder’s written request to the Company, the Company shall furnish to the Warrantholder, within ten (10) days after receipt of such request, a written statement confirming the Company’s compliance with the filing requirements of the SEC as set forth in such Rule, as such Rule may be amended from time to time.

(i)    Information Rights. During the term of this Agreement, the Warrantholder shall be entitled to the information rights contained in Section 7.1 of the Loan Agreement, and Section 7.1 of the Loan Agreement is hereby incorporated into this Agreement by this reference as though fully set forth herein, provided, however, that the Company shall not be required to deliver a Compliance Certificate once all Indebtedness (as defined in the Loan Agreement) owed by the Company to the Warrantholder has been repaid; and provided, further, that the right set forth in this Section 9(i) shall terminate upon an Initial Public Offering.

SECTION 10.    REPRESENTATIONS AND COVENANTS OF THE WARRANTHOLDER.

This Agreement has been entered into by the Company in reliance upon the following representations and covenants of the Warrantholder:

(a)    Investment Purpose. The right to acquire Warrant Shares is being acquired for investment and not with a view to the sale or distribution of any part thereof, and the Warrantholder has no present intention of selling or engaging in any public distribution of such rights or the Warrant Shares except pursuant to an effective registration statement or an exemption from the registration requirements of the Act.

(b)    Private Issue. The Warrantholder understands (i) that the Warrant Shares issuable upon exercise of this Agreement are not registered under the Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Agreement will be exempt from the registration and qualifications requirements thereof, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 10.

(c)    Financial Risk. The Warrantholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment.

(d)    Risk of No Registration. The Warrantholder understands that if the Company does not register with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934 (the “1934 Act”), or file reports pursuant to Section 15(d) of the 1934 Act, or if a registration statement covering the securities under the Act is not in effect when it desires to sell (i) the rights to purchase Warrant Shares pursuant to this Agreement or (ii) the Warrant Shares issuable upon exercise of the right to purchase, it may be required to hold such securities for an indefinite period. The Warrantholder also understands that any sale of (A) its rights hereunder to purchase Warrant Shares or (B) Warrant Shares issued or issuable hereunder which might be made by it in reliance upon Rule 144 under the Act may be made only in accordance with the terms and conditions of that Rule.

(e)    Accredited Investor. The Warrantholder is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Act, as presently in effect.

SECTION 11.    TRANSFERS.

Subject to compliance with applicable federal and state securities laws, this Agreement and all rights hereunder are transferable, in whole or in part, without charge to the holder hereof (except for transfer taxes) upon surrender of this Agreement properly endorsed. Each taker and holder of this Agreement, by taking or holding the same, consents and agrees that this Agreement, when endorsed in blank, shall be deemed negotiable, and that the holder hereof, when this Agreement shall have been so endorsed and its transfer recorded on the Company’s books, shall be treated by the Company and all other persons dealing with this Agreement as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Agreement. The transfer of this Agreement shall be recorded on the books of the Company upon receipt by the Company of a notice of transfer in the form attached hereto as Exhibit III (the “Transfer Notice”), at its principal offices and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. Until the Company receives such Transfer Notice, the Company may treat the registered owner hereof as the owner for all purposes. The Company shall promptly, and in no event later than ten (10) days after being provided with an executed instrument of transfer, register any transfer of the Warrant Shares made in accordance with the Charter.

SECTION 12.    MISCELLANEOUS.

(a)    Effective Date. The provisions of this Agreement shall be construed and shall be given effect in all respects as if it had been executed and delivered by the Company as of the Effective Date. This Agreement shall be binding upon any successors or assigns of the Company.

(b)    Remedies. In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where the Warrantholder will not have an adequate remedy at law and where damages will not be readily ascertainable. The Company expressly agrees that it shall not oppose an application by the Warrantholder or any other person entitled to the benefit of this Agreement requiring specific performance of any or all provisions hereof or enjoining the Company from continuing to commit any such breach of this Agreement.

(c)    No Impairment of Rights. The Company will not, by amendment of its Charter or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Warrantholder against impairment.

(d)    Additional Documents. Upon the request of Holder, the Company shall supply documentation reasonably necessary to evaluate whether to exercise (either in cash or on a net issuance basis) this Warrant, including without limitation, (i) any merger, purchase or asset sale agreement and related documents and estimated payout allocations to each of the respective shareholder, warrant and option holders in connection with a Merger Event, (ii) the most recent capitalization tables, valuation reports (if any) pursuant to the safe-harbor provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and board determination of share value (including any waterfall or per share allocations provided to the shareholders) and (iii) the most recent Charter.

(e)    Attorneys’ Fees. In any litigation, arbitration or court proceeding between the Company and the Warrantholder relating hereto, the prevailing party shall be entitled to attorneys’ fees and expenses and all costs of proceedings incurred in enforcing this Agreement. For the purposes of this Section 12(e), attorneys’ fees shall include without limitation fees incurred in connection with the following: (i) contempt proceedings; (ii) discovery; (iii) any motion, proceeding or other activity of any kind in connection with an insolvency proceeding; (iv) garnishment, levy and debtor and third-party examinations; and (v) post-judgment motions and proceedings of any kind, including without limitation any activity taken to collect or enforce any judgment.

(f)    Severability. In the event any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

(g)    Notices. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication that is required, contemplated or permitted under this Agreement or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered and received upon the earlier of: (i) the day of transmission by facsimile or hand delivery if transmission or delivery occurs on a business day at or before 5:00 pm in the time zone of the recipient, or, if transmission or delivery occurs on a non-business day or after such time, the first business day thereafter, or the first business day after deposit with an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mail, with proper first class postage prepaid, and shall be addressed to the party to be notified as follows:

If to the Warrantholder:

HERCULES CAPITAL, INC.

Legal Department

Attention: Chief Legal Officer and Roy Liu

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Facsimile: 650-473-9194

Telephone: 650-289-3060

With a copy to:

LATHAM & WATKINS LLP

140 Scott Drive

Menlo Park, CA 94025

Attn: Haim Zaltzman

Facsimile: 650-463-2600

Telephone: 650-328-4600

If to the Company:

STEALTH BIOTHERAPEUTICS CORP

2nd Floor, Le Prince de Galles

3-5 Avenue des Citronniers

MC 98000, Monaco

Telephone: 377 97-97-47-37

Facsimile: 377 97-97-47-30

With a copy to:

STEALTH BIOTHERAPEUTICS INC.

Attention: President

275 Grove Street, Ste. 3-107

Newton, MA 02466

Telephone: (617) 600-6888

Facsimile: (617) 600-6884

or to such other address as each party may designate for itself by like notice.

(h)    Entire Agreement; Amendments. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersedes and replaces in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof (including the Warrantholder’s proposal letter dated June 1, 2017). None of the terms of this Agreement may be amended except by an instrument executed by each of the parties hereto.

(i)    Headings. The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

(j)    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(k)    No Waiver. No omission or delay by the Warrantholder at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by the Company at any time designated, shall be a waiver of any such right or remedy to which the Warrantholder is entitled, nor shall it in any way affect the right of the Warrantholder to enforce such provisions thereafter.

(l)    Survival. All agreements, representations and warranties contained in this Agreement or in any document delivered pursuant hereto shall be for the benefit of the Warrantholder and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

(m)    Governing Law. This Agreement has been negotiated and delivered to the Warrantholder in the State of California, and shall have been accepted by the Warrantholder in the State of California. Delivery of Warrant Shares to the Warrantholder by the Company under this Agreement is due in the State of California. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

(n)    Consent to Jurisdiction and Venue. All judicial proceedings arising in or under or related to this Agreement may be brought in any state or federal court of competent jurisdiction located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (i) consents to personal jurisdiction in Santa Clara County, State of California; (ii) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (iii) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (iv) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 12(g), and shall be deemed effective and received as set forth in Section 12(g). Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

(o)    Mutual Waiver of Jury Trial. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF THE COMPANY AND THE WARRANTHOLDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY THE COMPANY AGAINST THE WARRANTHOLDER OR ITS ASSIGNEE OR BY THE WARRANTHOLDER OR ITS ASSIGNEE AGAINST THE COMPANY. This waiver extends to all such Claims, including Claims that involve persons other than the Company and the Warrantholder; Claims that arise out of or are in any way connected to the relationship between the Company and the Warrantholder; and any Claims for damages, breach of contract, specific performance or any equitable or legal relief of any kind arising out of this Agreement.

(p)    Judicial Reference. If the waiver of jury trial set forth above is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(q)    Prejudgment Relief. In the event Claims are to be resolved by arbitration, either party may seek from a court of competent jurisdiction identified in Section 12(n), any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

(r)    Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed by its officers thereunto duly authorized as of the Amended and Restated date set forth above.

COMPANY:	STEALTH BIOTHERAPEUTICS CORP

	By:	/s/ Louise Garbarino
	Name:	Louise Garbarino
	Title:	Director

WARRANTHOLDER:	HERCULES CAPITAL, INC.

	By:	/s/ Zhuo Huang
	Name:	Zhuo Huang
	Title:	Associate General Counsel

EXHIBIT I

NOTICE OF EXERCISE

To:	Stealth BioTherapeutics Corp

(1)

The undersigned Warrantholder hereby elects to purchase [            ] [Series [    ] Preferred Shares] [Ordinary Shares] of Stealth BioTherapeutics Corp, pursuant to the terms of the Agreement originally dated June 30, 2017 (as amended from time to time, the “Agreement”) between Stealth BioTherapeutics Corp and the Warrantholder, and [CASH PAYMENT: tenders herewith payment of the Purchase Price in full, together with all applicable transfer taxes, if any.] [NET ISSUANCE: elects pursuant to Section 3(a) of the Agreement to effect a Net Issuance.]

(2)	Please issue a certificate or certificates representing said [Series [ ] Preferred Shares] [Ordinary Shares] in the name of the undersigned or in such other name as is specified below.

(Name)

(Address)

WARRANTHOLDER:	HERCULES CAPITAL, INC.

By:
Name:
Title:
Date:

EXHIBIT II

ACKNOWLEDGMENT OF EXERCISE

The undersigned Stealth BioTherapeutics Corp hereby acknowledges receipt of the “Notice of Exercise” from Hercules Capital, Inc. to purchase [            ] [Series [    ] Preferred Shares] [Ordinary Shares] of Stealth BioTherapeutics Corp, pursuant to the terms of the Agreement, and further acknowledges that [            ] shares remain subject to purchase under the terms of the Agreement.

COMPANY:	Stealth BioTherapeutics Corp

By:
Title:
Date:

EXHIBIT III

TRANSFER NOTICE

(To transfer or assign the foregoing Agreement execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Agreement and all rights evidenced thereby are hereby transferred and assigned to

(Please Print)

whose address is

Dated:

Holder’s Signature:

Holder’s Address:

Signature Guaranteed:

NOTE: The signature to this Transfer Notice must correspond with the name as it appears on the face of the Agreement, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Agreement.